Exhibit 99.1

Alaska Communications Systems Reports Third Quarter 2008 Results, Completes Acquisition of Crest Communications Corporation

Enterprise Revenue Increases 37% Over Prior Year

Cash Carry Costs of Long Haul Fiber Investments Substantially Covered

Wireless and Enterprise Account for 48% of Quarterly Revenue

ANCHORAGE, Alaska--(BUSINESS WIRE)--October 30, 2008--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its third quarter ended September 30, 2008. In addition, the company today separately announced that it had completed its acquisition of Crest Communications Corporation.

Liane Pelletier, ACS president, chief executive officer and chairman, said, “In these turbulent times our investors should be reassured by the comparative strength of our market. Alaska has one of the nation’s healthiest housing markets, it has entered its 21st consecutive year of job growth, and it has recently distributed to residents dividends from the Alaska Permanent fund and a state-funded energy rebate, together valued at $2 billion. Alaska is the nation’s second largest oil producing state and has the nation’s largest commercial construction project in the form of a gas pipeline under consideration. These factors should help contribute to a comparatively strong economy as the nation pursues a strategy of energy independence.”

“Against this economic backdrop, we continue to invest in the future of telecommunications. Our focus on Enterprise and high-end wireless customers drives our financial results. Those two segments accounted for nearly half of our revenue in the quarter. Enterprise revenues grew 37 percent from a year ago and 13 percent over the last quarter; and we exited the quarter substantially covering the incremental operating and financing cash costs of our AKORN build and our Crest buy. Our AKORN cable build remains on track for commercial launch in the first quarter of 2009 and we have just closed our acquisition of Crest. Wireless growth among unlimited calling plan users and among data cards users was again strong, with those sales driving about 30 percent of gross adds, for the second consecutive quarter. Data ARPU is up 65 percent from last year and is poised to grow with ACS’ recent introduction of BlackBerry smartphones in mid-September,” concluded Pelletier.

Financial Highlights: Third Quarter 2008 Compared to Third Quarter 2007

--	Revenues of $101.3 million were up 0.8 percent from $100.6 million in the prior year.
-- Enterprise revenues increased $2.6 million, or 37 percent.
-- Wireless revenues increased $2.1 million, or 6 percent.
-- Retail wireline revenues declined by $1.2 million, driven in large part by declines in non-recurring CPE sales.
-- Wholesale and network access revenues declined by $2.7 million with the current quarter benefiting from $1.4 million in out-of-period network access compared to $3.3 million in 2007.
--

EBITDA of $35.3 million, exclusive of $1.4 million in start-up costs for our long haul fiber investments, was down from prior year EBITDA of $37.3 million. The decline is equal to lower out-of-period network access revenue.

--	Operating income of $12.1 million compared to $17.9 million in the prior year.
--	Net cash provided by operating activities of $28.4 million compared to $31.3 million in the prior year.
--

Net income of $2.0 million, or $0.05 per diluted share, compared to $10.3 million, or $0.23 per diluted share in the prior year. Comparative EPS performance was impacted by the start-up costs of our long haul fiber investments; higher non-cash depreciation and stock-based compensation expense; interest expense on our new $125 million convertible debt offering; and book tax expense this year but not last.

“We exited the third quarter with total cash deposits of $83.6 million and with full access to our $45 million revolver facility providing more than enough liquidity to complete our AKORN build and close our acquisition of Crest,” said David Wilson, chief financial officer. “We are also well shielded from the current turmoil in the credit markets with no significant debt maturities due until February 2012; interest rate swaps to fixed rates in place for 100 percent of our bank term loan; over a full turn of EBITDA headroom with our tightest debt covenant; and bank counterparty risk limited to large and tenured commercial banks.”

Metric Highlights: Third Quarter 2008 Compared to Second Quarter 2008

--	Wireless subscribers increased by approximately 1.2 percent, or 1,850, to 150,500.
--	Average retail wireless monthly churn of 1.9 percent was up from 1.6 percent in the second quarter, with almost half the sequential increase attributable to military deployments out of the state.
--	Retail wireless ARPU increased to $60.79 from $60.51 with data ARPU increasing 9.4 percent from $4.59 to $5.02.
--	While DSL lines declined by 300 to approximately 47,600, ISP ARPU increased to $32.09 from $31.14. The decline in DSL subscribers was largely attributable to military deployments out of the state.
--	Retail local access lines declined by 1.8 percent to 177,300.
--	Total local access lines decreased by approximately 3.2 percent to 207,400.

Nine Month Financial Review

For the nine months ended September 30, 2008, revenues were $292.5 million, up 2.0 percent from $286.7 million in the same period last year. Net income, inclusive of book income tax expense of $6.6 million, was $8.7 million, or $0.20 per diluted share, compared to net income of $23.8 million, or $0.54 per diluted share, in the same period in 2007. Net cash provided by operating activities for the first nine months of 2008 was $68.2 million, as compared to $78.3 million in the same period in 2007. Excluding $2.2 million in start-up costs for our long haul fiber investments, EBITDA for the nine months ended September 30, 2008 was $101.5 million, compared to $104.2 million in the same period last year.

2008 Business Outlook

For the full-year 2008, ACS is reaffirming its revenue, EBITDA net cash interest and maintenance capex guidance, with revenues expected to be in the range of $380 million to $390 million; EBITDA to be in the range of $128 million to $132 million, excluding start-up costs for its long haul fiber investments of approximately $4 million; net cash interest expense of $33 million; and maintenance capex of $42 million. For growth capex, $10 million for final installment of our AKORN build that was originally forecast to be invoiced in 2009 is now expected to be invoiced in 2008, increasing our guidance for the year from $82 million to $92 million (with payment in 2009, there is no impact to 2008 cash flow). We also expect our purchase of $2.6 million in wireless spectrum that will support a future migration to LTE to close in 2008 rather than 2009; and we expect to invest $2 million in capex to secure a geographically diverse fiber route to Fairbanks.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 800-257-6607 to access the conference call. Parties outside the United States and Canada can access the call at 303-228-2961. The live webcast of the conference call will be accessible from the “Events Calendar” section of the company’s website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, November 3, 2008 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-405-2236 and enter pass code 11121311. Parties outside the United States and Canada can call 303-590-3000 and enter pass code 11121311.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and, to be launched in early 2009, the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include the only statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2008. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs and projections as well as on a number of assumptions concerning future financial results, rates of return, dividend payments, and other future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the company's ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of its AKORN fiber facility and its purchase of Crest; changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make payments on its substantial debt and dividend payments to its stockholders; the continued availability of financing to support future operations or expansion; increased competition, including from national wireless and local wireline facilities-based competitors; regulatory limitations on pricing or bundling of its communications services; the company's ability to keep pace with rapid technological developments in the telecommunications industry; fluctuations in wireless revenue, including roaming revenue; changes in company's relationships with its roaming partners; changes in revenue from the Universal Service Fund or other public policy changes; changes in accounting policies or practices; changes in interest rates or other general national, regional or local economic conditions, including changes in tourism in Alaska. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands, Except per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues:
Wireline	$62,100	$63,395	$184,277	$184,237
Wireless	39,222	37,159	108,177	102,441
Total operating revenues	101,322	100,554	292,454	286,678

Operating expenses:
Wireline (exclusive of depreciation and amortization)	47,629	45,300	134,871	133,986
Wireless (exclusive of depreciation and amortization)	22,778	19,763	63,701	53,578
Depreciation and amortization	18,790	17,492	54,391	53,583
Loss on disposal of assets, net	4	113	763	137
Total operating expenses	89,201	82,668	253,726	241,284

Operating income	12,121	17,886	38,728	45,394

Other income and expense:
Interest expense	(8,548)	(7,474)	(24,453)	(22,439)
Loss on extinguishment of debt	-	(355)	-	(355)
Interest income	532	485	1,541	1,520
Other	(331)	(72)	(482)	(64)
Total other income and expense	(8,347)	(7,416)	(23,394)	(21,338)

Income before income tax expense	3,774	10,470	15,334	24,056

Income tax expense	(1,730)	(170)	(6,606)	(275)

Net income	$2,044	$10,300	$8,728	$23,781

Net income per share:
Basic	$0.05	$0.24	$0.20	$0.56
Diluted	$0.05	$0.23	$0.20	$0.54

Weighted average shares outstanding:
Basic	43,603	42,812	43,302	42,649
Diluted	44,428	44,159	44,306	44,185

Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	September 30,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$26,203	$35,208
Restricted cash	57,424	2,589
Short-term investments	-	790
Accounts receivable-trade, net of allowance of $5,645 and $8,768	37,452	39,150
Materials and supplies	10,722	10,467
Prepayments and other current assets	6,122	5,155
Deferred taxes	11,385	21,347
Total current assets	149,308	114,706

Property, plant and equipment	1,311,793	1,209,257
Less: accumulated depreciation and amortization	(873,512)	(825,663)
Property, plant and equipment, net	438,281	383,594

Long-term investments	1,095	-
Goodwill	38,403	38,403
Intangible Assets	21,604	21,604
Debt issuance costs	9,935	7,461
Deferred taxes	100,489	96,095
Deferred charges and other assets	3,962	1,340
Total assets	$763,077	$663,203

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$649	$780
Accounts payable, accrued and other current liabilities	67,197	64,070
Advance billings and customer deposits	10,146	10,051
Total current liabilities	77,992	74,901

Long-term obligations, net of current portion	556,030	432,216
Other deferred credits and long-term liabilities	82,354	82,075
Total liabilities	716,376	589,192
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	436	429
Additional paid in capital	222,353	257,982
Accumulated deficit	(168,585)	(177,313)
Accumulated other comprehensive loss	(7,503)	(7,087)
Total stockholders' equity (deficit)	46,701	74,011

Total liabilities and stockholders' equity (deficit)	$763,077	$663,203

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Cash Flows from Operating Activities:
Net income	$2,044	$10,300	$8,728	$23,781
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	18,790	17,492	54,391	53,583
Loss on disposal of assets, net	4	113	763	137
Gain on sale of long-term investment	-	-	-	(152)
Loss on impairment of long-term investment	255	-	255	-
Amortization of debt issuance costs and original issue discount	698	634	1,835	1,586
Stock-based compensation	3,103	1,839	5,828	5,269
Deferred taxes	1,786	-	6,662	-
Other non-cash expenses	32	131	97	394
Changes in components of assets and liabilities:
Accounts receivable and other current assets	420	467	731	(510)
Materials and supplies	117	238	(255)	(1,858)
Accounts payable and other current liabilities	1,708	(1,199)	(6,107)	(6,589)
Deferred charges and other assets	(747)	(319)	(2,455)	(208)
Other deferred credits	204	1,648	(2,274)	2,911

Net cash provided by operating activities	28,414	31,344	68,199	78,344

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(36,718)	(16,203)	(106,900)	(40,127)
Change in unsettled construction and capital expenditures	8,093	1,716	7,933	908
Purchase of short-term investments	-	(19,575)	(9,400)	(56,938)
Proceeds from sale of short-term investments	375	20,898	10,190	56,938
Purchase of long-term investments	-	-	(3,625)	-
Proceeds from sale of long-term investments	-	-	2,275	162
Placement of funds in restricted account	(266)	-	(71,726)	(2,979)
Release of funds from escrow account	16,502	-	16,891	2,120

Net cash used by investing activities	(12,014)	(13,164)	(154,362)	(39,916)

Cash Flows from Financing Activities:
Payments of long-term debt	(155)	(4,261)	(2,676)	(4,893)
Proceeds from the issuance of long-term debt	-	-	125,000	-
Purchase of call options	-	-	(20,431)	-
Sale of common stock warrants	-	-	9,852	-
Debt issuance costs	(56)	-	(4,309)	-
Payment of cash dividend on common stock	(9,370)	(9,204)	(27,901)	(27,487)
Payment of withholding taxes on stock-based compensation	(7)	(12)	(3,321)	(2,323)
Proceeds from issuance of common stock	358	110	944	1,180

Net cash provided (used) by financing activities	(9,230)	(13,367)	77,158	(33,523)

Change in cash and cash equivalents	7,170	4,813	(9,005)	4,905

Cash and cash equivalents, beginning of period	19,033	36,952	35,208	36,860

Cash and cash equivalents, end of period	$26,203	$41,765	$26,203	$41,765

Supplemental Cash Flow Data:
Interest paid	$9,894	$7,279	$23,897	$21,564
Income taxes paid	$-	$155	$417	$508

Supplemental Noncash Transactions:
Property acquired under capital leases	$1,301	$-	$1,359	$51
Dividend declared, but not paid	$16	$5	$9,386	$9,215

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF WIRELINE REVENUES
(Unaudited, in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Retail	$23,617	$24,835	$71,163	$73,908
Wholesale	5,244	5,994	15,660	17,999
Access	23,676	25,578	71,581	74,331
Enterprise	9,563	6,988	25,873	17,999
	$62,100	$63,395	$184,277	$184,237

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net cash provided by operating activities	$28,414	$31,344	$68,199	$78,344
Adjustments to reconcile net income to net cash (provided) used by operating activities:
Depreciation and amortization	(18,790)	(17,492)	(54,391)	(53,583)
Loss on disposal of assets, net	(4)	(113)	(763)	(137)
Gain on sale of long-term investment	-	-	-	152
Loss on impairment of long-term investment	(255)	-	(255)	-
Amortization of debt issuance costs and original issue discount	(698)	(634)	(1,835)	(1,586)
Stock-based compensation (a)	(3,103)	(1,839)	(5,828)	(5,269)
Deferred taxes	(1,786)	-	(6,662)	-
Other non-cash expenses	(32)	(131)	(97)	(394)
Changes in components of assets and liabilities:
Accounts receivable and other current assets	(420)	(467)	(731)	510
Materials and supplies	(117)	(238)	255	1,858
Accounts payable and other current liabilities	(1,708)	1,199	6,107	6,589
Deferred charges and other assets	747	319	2,455	208
Other deferred credits	(204)	(1,648)	2,274	(2,911)
Net income	$2,044	$10,300	$8,728	$23,781
Add (subtract):
Interest expense	8,548	7,474	24,453	22,439
Loss on extinguishment of debt	-	355	-	355
Interest income	(532)	(485)	(1,541)	(1,520)
Depreciation and amortization	18,790	17,492	54,391	53,583
Loss on disposal of assets, net	4	113	763	137
Loss on impairment of long-term investment	255	-	255	-
Gain on sale of long-term investments	-	-	-	(152)
Income tax expense	1,730	170	6,606	275
Stock-based compensation (a)	3,103	1,839	5,618	5,269
EBITDA	$33,942	$37,258	$99,273	$104,167

Note:	In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

(a)	Adjusted stock-based compensation in June 2008 for EBITDA purposes to omit deferred board of director stock expensed in prior years.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ALLOCATION OF STOCK BASED COMPENSATION
(Unaudited, in Thousands)

	Three Months Ended			Three Months Ended
	September 30, 2008			September 30, 2007
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$47,629	$(2,753)	$44,876	$45,300	$(1,632)	$43,668
Wireless (exclusive of depreciation and amortization)	22,778	(350)	22,428	19,763	(207)	19,556
Depreciation and amortization	18,790	-	18,790	17,492	-	17,492
Loss on disposal of assets, net	4	-	4	113	-	113
Total operating expenses	$89,201	$(3,103)	$86,098	82,668	(1,839)	80,829

	Nine Months Ended			Nine Months Ended
	September 30, 2008			September 30, 2007
	As reported on	Stock-Based		As reported on	Stock-Based
	Schedule 1	Compensation	Adjusted	Schedule 1	Compensation	Adjusted

Operating expenses:
Wireline (exclusive of depreciation and amortization)	$134,871	$(4,985)	$129,886	$133,986	$(4,718)	$129,268
Wireless (exclusive of depreciation and amortization)	63,701	(633)	63,068	53,578	(551)	53,027
Depreciation and amortization	54,391	-	54,391	53,583	-	53,583
Loss on disposal of assets, net	763	-	763	137	-	137
Total operating expenses	$253,726	$(5,618)	$248,108	$241,284	$(5,269)	$236,015

Note:	The balances reported on Schedule 1 - Consolidated Statements of Operations, include the company's adoption of SFAS 123(R) Share-Based Payment. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.

Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, in Thousands)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Investment in construction and capital	$36,718	$16,203	$106,900	$40,127

Capitalized interest	(1,090)	(299)	(2,079)	(748)

Investment in construction and capital, net of capitalized interest	$35,628	$15,904	$104,821	$39,379

Growth	23,952	6,228	73,170	11,582

Maintenance and other	11,676	9,676	31,651	27,797

Investment in construction and capital, net of capitalized interest	$35,628	$15,904	$104,821	$39,379

Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

		September 30,	June 30,	September 30,
		2008	2008	2007
Wireline:

Retail
	Local	177,279	180,541	188,549
	Quarterly growth rate in retail local telephone access lines	-1.8%	-1.0%	-1.7%
	Average monthly revenue per subscriber for the quarter	$19.82	$19.68	$19.80

	Long Distance
	Long distance subscribers	64,692	65,011	64,511
	Average monthly retail revenue per subscriber for the quarter	$20.65	$21.17	$21.84

	Internet
	DSL subscribers	47,639	47,939	46,239
	Dial-up subscribers	7,394	7,934	10,059
		55,033	55,873	56,298

	Average monthly DSL & dial-up revenue per subscriber for the quarter	$32.09	$31.14	$29.83

Wholesale
	Resale access lines	8,577	9,182	9,976
	UNE lines	21,543	24,508	33,111
		30,120	33,690	43,087

	Quarterly growth rate in wholesale local access lines	-10.6%	-10.2%	-8.0%
	Average monthly revenue per subscriber for the quarter	$28.37	$27.86	$26.28

Wireless:

	Retail wireless subscribers	150,176	148,318	141,501
	Average monthly churn for the quarter (a)	1.9%	1.6%	1.7%
	Average monthly revenue per subscriber for the quarter (b)	$60.79	$60.51	$64.43

	Resale wireless subscribers	357	361	2,307

	Total wireless subscribers	150,533	148,679	143,808
	Average monthly churn for the quarter (a)	1.9%	1.6%	1.7%
	Average monthly revenue per subscriber for the quarter (b)	$61.07	$60.80	$64.11

(a)	Excludes disconnects that occur within 30 days of activation and require the return of customer equipment to ACS.

(b)	CETC added $10.33 to retail and total wireless ARPU in the third quarter of 2008. It also added $10.39 to retail and total wireless ARPU in the second quarter of 2008 and added $10.89 to retail and total wireless ARPU in the third quarter of 2007.

CONTACT:
Alaska Communications Systems Group, Inc.
Media:
Director, Corporate Communications
Paula Dobbyn, 907-297-3000
pdobbyn@acsalaska.com
or
Investors:
Director, Investor Relations
Melissa Fouts, 907-564-7556
investors@acsalaska.com